UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2007

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in a Current Report on Form 8-K filed on June 25, 2007, on June 20, 2007, the board of directors of Sunrise Senior Living, Inc. (the “Company”) expanded the size of the board from seven to eight members and appointed Stephen D. Harlan to the newly created directorship in the class of directors whose term of office expires at the 2008 annual meeting of stockholders. On August 14, 2007, the board of directors, upon the recommendation of the nominating and corporate governance committee of the board, approved a cash payment of $100,000 to Mr. Harlan in connection with Mr. Harlan becoming a member of the board of directors, payable promptly following board approval. This payment is in addition to the previously disclosed annual retainer and per meeting committee fees payable to Mr. Harlan for serving as a director and is in lieu of the grant of equity compensation to Mr. Harlan in connection with his becoming a director. The Company’s prior practice has been to grant equity compensation to new directors in the form of stock options under the Company’s equity based plans. However, due to, among other things, the previously announced pending restatement of the Company’s historical financial statements, which has resulted in the suspension of the use of the Company’s Form S-8 registration statements for its equity based plans, the board of directors determined not to grant stock options to Mr. Harlan in connection with his becoming a director.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.
(Registrant)

Date: August 20, 2007	By:	/s/ John F. Gaul
John F. Gaul
General Counsel